Exhibit No. 99.(i)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

February 28, 2017

Harding, Loevner Funds, Inc.

400 Crossing Boulevard, Fourth Floor

Bridgewater, NJ 08807

Re:	Harding, Loevner Funds, Inc.
Post-Effective Amendment No. 53 to the
Registration Statement on Form N-1A (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Harding, Loevner Funds, Inc. (the “Registrant”), a corporation duly organized and existing under the laws of the State of Maryland, in connection with the Registration Statement relating to the issuance and sale by the Registrant of authorized shares of its Investor Class of common stock of its International Equity Portfolio, International Small Companies Portfolio, Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, Global Equity Research Portfolio, International Equity Research Portfolio and Emerging Markets Research Portfolio; its Institutional Class of common stock of its Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Global Equity Research Portfolio, International Equity Research Portfolio and Emerging Markets Research Portfolio; its Advisor Class of common stock of its Global Equity Portfolio and Emerging Markets Portfolio; its Institutional Class Z of common stock of its Global Equity Portfolio, International Equity Portfolio and International Equity Research Portfolio; its Institutional Class I and Institutional Class II of common stock of its Frontier Emerging Markets Portfolio; and its Class I and Class II of common stock of its Institutional Emerging Markets Portfolio (collectively, the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and have relied on representations from such third parties with knowledge of the materials herein. In addition, we are familiar with the Registrant’s Articles of Incorporation and Amended By-Laws, each as amended and supplemented to date. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Harding, Loevner Funds, Inc. February 28, 2017 Page 2 of 2

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Statement of Additional Information of the Registration Statement filed on February 28, 2017, and in any revised or amended versions thereof, under the caption “Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP